Exhibit 99.1

Contact:
PXRE Group Ltd.	Investors:
Robert P. Myron	Sard Verbinnen & Co
Chief Financial Officer	Jamie Tully/Lesley Bogdanow
441-296-5858	212-687-8080
bob.myron @pxre.com	jtully@sardverb.com

PXRE Group Ltd. PXRE House 110 Pitts Bay Road, Pembroke HM 08 Bermuda 441 296 5858 441 296 6162 FAX
PXRE REPORTS FOURTH QUARTER RESULTS
NET LOSS OF $19.7 MILLION

     HAMILTON, Bermuda — (PR Newswire) — March 14, 2007 — PXRE Group Ltd. (NYSE: PXT) today announced results for the fourth quarter ended December 31, 2006. Notable items for the quarter included:
•	On a fully diluted basis, book value per share decreased during the quarter by $0.24 to $6.41 at December 31, 2006

•	Net loss before convertible preferred share dividends was $19.7 million for the fourth quarter of 2006 compared to $446.5 million for the fourth quarter of 2005

•	On a fully diluted basis, book value per share increased during the year by $0.40 to $6.41 at December 31, 2006

•	Net income before convertible preferred share dividends was $28.5 million for the year ended December 31, 2006 compared to a net loss before convertible preferred share dividends of $697.6 million for the year ended December 31, 2005
     On March 14, 2007, the Company separately announced that it had entered into an Agreement and Plan of Merger with Argonaut Group, Inc.
     For the quarter ended December 31, 2006, net loss before convertible preferred share dividends was $19.7 million compared to $446.5 million for the fourth quarter of 2005. The net loss before convertible preferred shares for the fourth quarter of 2006 is primarily attributable to $17.6 million in termination charges arising from the early commutation of a reinsurance contract with Atlantic & Western Re Limited (“A&W Reinsurance Contract”), a decrease in net premiums earned due to the cancellation and non-renewal of the majority of our reinsurance portfolio following our ratings downgrades in February 2006, offset by the absence of any significant loss events in the quarter as well as net favorable development on our loss and loss expense reserves. The net loss in the fourth quarter of 2005 principally reflects losses from Hurricane Wilma and increased estimates of losses from Hurricanes Katrina and Rita.

     Net premiums earned for the quarter decreased 109%, or $170.2 million, to negative $13.5 million from $156.7 million for the same period of 2005. This decrease in net premiums earned can be attributed to the cancellation and non-renewal of the majority of our reinsurance portfolio following our ratings downgrades by the major rating agencies in February 2006. The negative net earned premium in the fourth quarter of 2006 is due to the termination charges of $17.6 million related to the A&W Reinsurance Contract.

Revenues and Net Premiums Earned
	Three Months Ended			Twelve Months Ended
($000's)	December 31,		Change	December 31,		Change
	2006	2005	%	2006	2005	%

Revenues	$1,776	$157,097	(99)	$137,802	$419,821	(67)

Net Premiums Earned:
Cat & Risk Excess	$(13,469)	$157,193	(109)	$84,948	$389,582	(78)
Exited	(14)	(540)	(97)	(419)	(1,258)	(67)

	$(13,483)	$156,653	(109)	$84,529	$388,324	(78)

     Net premiums written in the fourth quarter of 2006 decreased 114%, or $148.9 million, to negative $18.2 million from $130.7 million for the same period of 2005. This decrease in net premiums written is due to the cancellation and non-renewal of the majority of our reinsurance portfolio following our ratings downgrades by the major rating agencies in February 2006. The negative net written premium in the fourth quarter of 2006 is due to the termination charges of $17.6 million related to the A & W Reinsurance Contract.

Net Premiums Written
	Three Months Ended			Twelve Months Ended
($000's)	December 31,		Change	December 31,		Change
	2006	2005	%	2006	2005	%

Net Premiums Written:
Cat & Risk Excess	$(18,154)	$131,205	(114)	$53,934	$408,271	(87)
Exited	(15)	(540)	(97)	(425)	(1,266)	(66)

	$(18,169)	$130,665	(114)	$53,509	$407,005	(87)

     Net investment income for the fourth quarter of 2006 increased 2%, or $0.3 million, to $14.9 million from $14.6 million for the corresponding period of 2005. This increase is primarily as a result of a $5.5 million increase in income from our short-term investment portfolio and a $1.5 million decrease in investment expenses, offset, in part, by a $4.9 million decrease in income from our fixed maturity portfolio and a $1.8 million decrease in income from our hedge funds. The increase in income from our short-term investment portfolio was due to an increase in invested assets attributable to cash flow principally from the proceeds of capital raising activities in the fourth quarter of 2005, the Company’s decision to sell approximately $490 million of fixed maturity securities in February 2006 as a result of our ratings downgrades and reinvest the proceeds in short-term investments and from the redemption of our hedge fund investments during 2006. The net return on the fixed maturity and short-term investment portfolios increased to 5.3% for the quarter, on an annualized basis, compared to 4.2% during the comparable prior year period. As previously communicated, PXRE submitted redemption notices for its entire hedge fund portfolio in February 2006, and as a result income from hedge funds will continue to decrease in future quarters as we receive the remaining proceeds from our various hedge fund investments. As of December 31, 2006, we have received redemption proceeds from 92% of the hedge fund assets held as of December 31, 2005.

     The Company had negative incurred losses for the quarter of $0.2 million. This negative incurred loss amount was due to net favorable development of $2.2 million in the 2006 accident year loss reserves which was caused by lower than expected reported losses for the 2006 accident year on a year-to-date basis along with the absence of any significant property catastrophe events in the fourth quarter, offset, in part, by $2.0 million of net adverse development on prior-year losses and loss expenses during the quarter. Losses and loss expenses incurred in the fourth quarter of 2005 were $533.0 million, which was primarily attributable to Hurricane Wilma and increased estimates of losses from Hurricanes Katrina and Rita.
     The expense ratio was negative 78.2% for the fourth quarter of 2006 compared to 17.1% for the fourth quarter of 2005 due to the decrease in net premiums earned to a negative amount in 2006 and an increase in operating expenses of $0.6 million in 2006. The increase in operating expenses was largely related to additional fees to attorneys and financial advisors which have been incurred as a result of our ratings downgrades, the Board of Directors’ decision to explore strategic alternatives for the Company, the class action securities lawsuits filed against the Company during the second quarter of 2006 as well as employee severance and retention expenses.

GAAP Ratios
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Loss Ratio, All Lines	1.8%	340.2%	14.7%	260.5%
Expense Ratio	(78.2)	17.1	73.7	21.9

Combined Ratio	(76.4%)	357.3%	88.4%	282.4%

Loss Ratio, Cat & Risk Excess	28.6%	339.0%	7.6%	257.9%
     In the fourth quarter of 2005, PXRE entered into a collateralized catastrophe facility which was determined to be a derivative and recorded at fair value on the Company’s consolidated balance sheet. Other reinsurance related expense increased $6.2 million to $7.1 million in the fourth quarter of 2006 from $0.9 million for the corresponding period of 2005. This increase was due to the change in fair value of this derivative during the quarter ended December 31, 2006.

     Operating results reflect a tax expense of $0.6 million for the fourth quarter of 2006 compared to a tax expense of $39.5 million for the fourth quarter of 2005. The tax expense in the fourth quarter of 2005 reflected the decision to recognize a full valuation allowance on the Company’s deferred tax asset due to uncertainty with respect to the amount of future taxable income following downgrades of the Company’s credit ratings.
     On a fully diluted basis, book value per share decreased for the fourth quarter of 2006 by $0.24 to $6.41 at December 31, 2006. During the fourth quarter of 2006, PXRE recorded a change in net after-tax unrealized appreciation in investments of $0.1 million in other comprehensive income. In addition, PXRE recorded a $1.2 million increase in other comprehensive income due to a reduction in additional minimum pension liability and the effect of adoption of FAS 158 on its pension obligations.
     PXRE — with operations in Bermuda, Europe and the United States — provides reinsurance products and services to a worldwide marketplace. The Company’s primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company’s shares trade on the New York Stock Exchange under the symbol “PXT.”
     PXRE Group Ltd. and Argonaut Group, Inc. will conduct a joint investor call to discuss the merger on Thursday, March 15, 2007 at 9:00 a.m. Eastern Time. The conference call can be accessed by visiting the investor relations section of PXRE Group’s Web page, which can be found at www.pxre.com. The dial-in numbers are (800) 659-2037 , passcode 60496582, for U.S. and Canadian callers and (617) 614-2713 for international callers, passcode 60496582. Following the conclusion of the presentation, the webcast replay of the conference call will be available online approximately one hour after the call’s completion at www.pxre.com or by telephone at (888) 286-8010, passcode 56228008. International callers can access the conference call replay by dialing (617) 801-6888, passcode 56228008.
     Quarterly financial statements are expected to be available on the Company’s website under the press release section of News and Events on March 14, 2006. To request other printed investor material from PXRE or additional copies of this news release, please call (441) 296-5858, send e-mail to Investor.Relations@pxre.com, or visit www.pxre.com.

     Statements in this release that are not strictly historical are forward-looking and are based upon current expectations and assumptions of management. Statements included herein, as well as statements made by or on behalf of PXRE in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as “intend,” “believe,” “anticipate,” or “expects” or variations of such words or similar expressions are based on current expectations, speak only as of the date thereof, and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, the forward-looking statements in this report should not be considered as a representation by us or any other person that the Company’s objectives or plans will be achieved. The Company cautions investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following: (i) we face risks related to our proposed merger with Argonaut; (ii) if the merger with Argonaut is not completed, unless the Board of Directors identifies and implements a different operating strategic solution, we will not write or earn any material premiums in the future and, as a result, we expect to incur material operating losses since our remaining revenue is insufficient to cover our projected operating and other expenses; (iii) if the merger is not consummated, we may not be able to identify or implement a strategic alternative for PXRE; (iv) if the merger is not consummated and our Board of Directors concludes that no other feasible strategic alternative would be in the best interests of our shareholders, it may determine that the best course of action is to place the reinsurance operations of PXRE into runoff and eventually commence an orderly winding up and liquidation of PXRE operations over some period of time that is not currently determinable; (v) if the merger is not consummated and the Board of Directors elects to pursue a strategic alternative that does not involve the continuation of meaningful property catastrophe reinsurance business, there is a risk that the Company could incur additional material charges or termination fees in connection with our collateralized catastrophe facility and certain multiyear ceded reinsurance agreements; (vi) our ability to continue to operate our business, consummate the merger and to identify, evaluate and complete any other strategic alternative is dependent on our ability to retain our management and other key employees, and we may not be able to do so; (vii) adverse events in 2006 negatively have affected the market price of our common shares, which may lead to further securities litigation, administrative proceedings or both being brought against us; (viii) reserving for losses includes significant estimates, which are also subject to inherent uncertainties; (ix) because of potential exposure to catastrophes in the future, our financial results may vary significantly from period to period; (x) we operate in a highly competitive environment and no assurance can be given that we will be able to compete effectively in this environment; (xi) reinsurance prices may decline, which could affect our profitability; (xii) we may require additional capital in the future; (xiii) our investment portfolio is subject to significant market and credit risks which could result in an adverse impact on our financial position or results; (xiv) we have exited the finite reinsurance business, but claims in respect of finite reinsurance could have an adverse effect on our results of operations; (xv) our reliance on reinsurance brokers exposes us to their credit risk; (xvi) we may be adversely affected by foreign currency fluctuations; (xvii) retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms; (xviii) we have exhausted our retrocessional coverage with respect to Hurricane Katrina, leaving us exposed to further losses; (xix) recoveries under our collateralized facility are triggered by modeled loss to a notional portfolio, rather than our actual losses arising from a catastrophe event, which creates a potential mismatch between the risks assumed through our inwards reinsurance business and the protection afforded by this facility; (xx) our inability to provide the necessary collateral could affect our ability to offer reinsurance in certain markets; (xxi) the insurance and reinsurance business is historically cyclical, and we may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, we may have a shortage of underwriting capacity when premium rates are strong; (xxii) regulatory constraints may restrict our ability to operate our business; (xxiii) any determination by the United States Internal Revenue Service (“IRS”) that we or our offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on the our financial position or results; and (xxiv) any changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on our financial position or results. In addition to the factors outlined above that are directly related to PXRE’s business, PXRE is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, the loss of key employees and other factors set forth in PXRE’s SEC filings. The factors listed above should not be construed as exhaustive. Therefore, actual results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements.
     PXRE undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events (including catastrophe events), or otherwise.